ARTICLES OF AMENDMENT AND RESTATEMENT
OF THE CHARTER OF
VENTURE LENDING & LEASING IX, INC.
FIRST:    Venture Lending & Leasing IX, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect (the “Charter”) and as hereinafter amended.

SECOND:    The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

Article I
INCORPORATION
Martin D. Eng, whose address is 104 La Mesa Drive, Suite 102, Portola Valley, CA 94028, being at least eighteen years of age, formed a corporation under the general laws of the State of Maryland on June 28, 2017.
Article II
NAME OF CORPORATION
The name of the Corporation (the “Corporation”) is Venture Lending & Leasing IX, Inc.
Article III
CORPORATE PURPOSES
The Corporation is formed for the following purpose or purposes:

A.
To conduct, operate, and carry on the business of a closed-end, management investment company that has elected to be treated as a business development company, pursuant to the Investment Company Act of 1940, as amended (“1940 Act”); provided, however, that the Corporation may cease to be treated as a business development company upon compliance with the requirements of the 1940 Act with respect thereto; and

B.	To exercise and enjoy all powers, rights and privileges granted to and conferred upon corporations by the Maryland General Corporation Law now or hereafter in force.
Article IV
ADDRESS OF PRINCIPAL OFFICE
The post office address of the principal office of the Corporation in the State of Maryland is Cogency Global Inc., 1519 York Road, Lutherville, MD 21093.
Article V
NAME AND ADDRESS OF RESIDENT AGENT

The name and address of the resident agent of the Corporation in the State of Maryland is Cogency Global Inc., 1519 York Road, Lutherville, MD 21093.
Article VI
SHARES OF STOCK

A.
The total number of shares of all classes of stock which the Corporation has authority to issue is ten million (10,000,000) shares of Common Stock, $.001 par value per share (the “Common Stock”), having an aggregate par value of $10,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Paragraph C of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors of the Corporation (the “Board of Directors”), with the approval of a majority of the entire Board of Directors and without any action by the shareholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

B.
No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

C.
The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the 1940 Act, the Charter or the Bylaws of the Corporation (the “Bylaws”). All shares of the Corporation’s authorized stock, when issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

D.	The Board of Directors may, by adoption of a resolution or Bylaw, impose restrictions upon the transferability by shareholders of shares of the Corporation’s stock.

E.	No shares of the Corporation’s stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.

F.
Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon the number of shares registered in such holder’s name on the books of the Corporation on the record date fixed for such purpose. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

G.
Any assets of the Corporation distributed to the shareholders shall be distributed among such shareholders, in cash or in kind at the option of the Board of Directors, in proportion to the number of full and fractional shares of Common Stock held by them and recorded on the books of the Corporation on the record date fixed for such purpose.

H.
Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the Maryland General Corporation Law and the 1940 Act and set forth in the Bylaws.

I.
Each holder of shares of stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the Board of Directors or any officer or agent of the Corporation designated by the Board of Directors deem necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Corporation, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or of the Employee Retirement Income Security Act of 1974, as any of said laws may be amended from time to time.

Article VII
BOARD OF DIRECTORS
The number of directors of the Corporation shall initially be two (2), which number may be increased or decreased by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors who shall serve until the first annual meeting of shareholders and until their successors are duly elected and qualify are Ronald W. Swenson and Maurice C. Werdegar.
Article VIII
MANAGEMENT OF THE CORPORATION’S AFFAIRS

A.
All corporate powers and authority of the Corporation shall be vested in and exercised by, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors except as otherwise provided by statute, the Charter, or the Bylaws.

B.	The Board of Directors shall have the exclusive power to adopt, alter, or repeal the Bylaws.

C.
Subject to the provisions of the Maryland General Corporation Law, the Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by shareholders. No shareholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by the Maryland General Corporation Law, the 1940 Act or the Bylaws.

D.
The determination as to any of the following matters, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation. To the extent not prohibited by law or by the Charter or Bylaws, the Board of Directors may delegate the power to make such determinations to any one or more of the directors or officers of the Corporation, its investment adviser, administrator, custodian, or depositary of the Corporation’s assets, or another agent of the Corporation appointed for such purposes.

E.
Except as otherwise required under the 1940 Act, the Board of Directors shall have the power to make distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the shareholders of record as of such a date, as the Board of Directors may determine in its sole discretion.

Article IX
SHAREHOLDER LIABILITY
The shareholders shall not be liable to any extent for the payment of any debt of the Corporation.
Article X
MAJORITY OF VOTES
Except as otherwise provided in the Charter or under the 1940 Act, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of shareholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Article XI
SPECIAL VOTING REQUIREMENTS–BUSINESS COMBINATIONS
A business combination between the Corporation and any other person shall not be subject to the provisions of Section 3-602 of the Maryland General Corporation Law.
Article XII
LIMITATION ON LIABILITY

A.
To the maximum extent permitted by the laws of Maryland (but not in violation of any applicable requirement or limitation of the 1940 Act), in each case as currently in effect or as may hereafter be amended:

1.	No present or past director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages; and

2.
The Corporation shall have the power to obligate itself to indemnify and to advance expenses as provided in the Bylaws to its present and past directors, officers, employees and agents (including any person or firm appointed by the Corporation to serve as investment adviser or any similar function), and persons who are serving or have served at the request of the Corporation in similar capacities

B.
No amendment, alteration, or repeal of this Article or the adoption, alteration, or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal, or adoption.

Article XIII
LIMITED TERM OF EXISTENCE
The Corporation shall have a limited period of existence and shall cease to exist at the close of business on December 31, 2028, except that the Corporation shall continue to exist for the purpose of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on December 31, 2028, if the Corporation has not liquidated and wound up its business and affairs, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors for purposes of liquidating and winding up, with the full powers granted to directors of a corporation which has voluntarily dissolved under Subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute, but in no event with lesser power than the powers granted by such subtitle as of the date of incorporation of the Corporation.

Article XIV
RIGHT OF AMENDMENT
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on shareholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without shareholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the shareholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article V of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the Charter.

SEVENTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of September, 2017.

	ATTEST:		VENTURE LENDING & LEASING IX, INC.

By:	/s/Martin D. Eng	By:	/s/Maurice Werdegar
	Martin D. Eng		Maurice Werdegar
	Secretary		President